                                 EXHIBIT 99.3.1

               --------------------------------------------------
                        PRO FORMA VALUATION UPDATE REPORT

                              LINCOLN PARK BANCORP

                               HOLDING COMPANY FOR
                            LINCOLN PARK SAVINGS BANK
                            LINCOLN PARK, NEW JERSEY


                                  DATED AS OF:
                               SEPTEMBER 10, 2004

               --------------------------------------------------
















                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
-----------------------------------------------
Financial Services Industry Consultants


                                                        September 10, 2004



Board of Directors
Lincoln Park Savings and Loan Association and
Board of Managers
Lincoln Park Savings Bank
31 Boonton Turnpike
Lincoln Park, New Jersey  07035-1790

Members of the Boards:

        At your request, we have completed and hereby provide an updated independent appraisal ("Update") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan (the "Plan"), described below.

        This Appraisal is furnished pursuant to the conversion regulations promulgated by the Commissioner of Banking and Insurance of the State of New Jersey (the "Commissioner"), the Federal Deposit Insurance Corporation ("FDIC") and the Office of Thrift Supervision ("OTS"). This Appraisal has been prepared in accordance with the written valuation guidelines promulgated by the OTS, most recently updated as of October 21, 1994. Such valuation guidelines are relied upon by the previously referenced agencies in evaluating conversion appraisals in the absence of such specific written valuation guidelines separately issued by the respective agencies.

        Our Original Appraisal report, dated June 9, 2004 (the "Original Appraisal"), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

        This update has been prepared to reflect: changes in stock market conditions for thrifts since the Original Appraisal, including the market for all publicly-traded thrifts in mutual holding company form and the new issue market for converting thrifts (including standard conversions, second step conversions and initial offerings by mutual holding companies); and Lincoln Park Savings and Loan Association's recent financial developments as of June 30, 2004. As noted in the Original Appraisal, the valuation will be updated at least once more prior to the close of the Conversion to reflect such factors.

        In connection with the mutual holding company reorganization, Lincoln Park Savings and Loan Association will convert from a New Jersey chartered savings and loan association to a New Jersey chartered savings bank to be called Lincoln Park Savings Bank (hereinafter referred to as the "Bank")

--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 2


DESCRIPTION OF REORGANIZATION

        The Board of the Bank has adopted a plan of reorganization pursuant to which it will reorganize into a mutual holding company structure. As part of the reorganization, Lincoln Park Savings Bank (the "Bank") will become a wholly-owned subsidiary of Lincoln Park Bancorp (the "Company"), a federal corporation, and the Company will issue a majority of its common stock to Lincoln Park Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock to the public (the "Minority Stock Issuance"). It is anticipated that the public shares will be offered in a subscription offering to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans including the employee stock ownership plan (the "ESOP"), Supplemental Eligible Account Holders and Voting Depositors. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a direct community offering. The total shares offered for sale to the public will constitute a minority interest of the Company's stock (49% or less).

        Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 4.0% of the shares of common stock sold in the offering.


LIMITING FACTORS AND CONSIDERATIONS

        Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

        RP Financial's valuation was determined based on the financial condition and operations of the Company as of June 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

        RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

        The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 3



conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


DISCUSSION OF RELEVANT CONSIDERATIONS


        1.      FINANCIAL RESULTS

                Following the preparation of the Original Appraisal, the Bank's June 30, 2004 financial data became available in the Bank's amended prospectus. The following discussion is based on such data. In this regard, Table 1 presents summary balance sheet and income statement data through June 30, 2004, as well as comparable data for the period ending March 31, 2004, as set forth in the Original Appraisal report.

                GROWTH TRENDS

                The Bank's total assets increased by approximately $3.4 million over the quarter ended June 30, 2004, primarily reflecting loan growth funded by expanded use of borrowings. In this regard, the balance of loans increased by $2.8 million to equal $52.3 million, while borrowed funds increased to $15.1 million, or by a total of $2.7 million. At the same time, the aggregate balance of cash and investments as well as deposits remained relatively unchanged.

        `       Equity increased during the quarter ended June 30, 2004,
primarily as a result of interim earnings.

                LOANS RECEIVABLE

                Loans receivable increased from $49.5 million, as of March 31, 2004, to $52.3 million, as of June 30, 2004, to equal 66.4% of assets. As described in the Original Appraisal, growth in the loan portfolio has been primarily focused in the fixed rate mortgage portfolio, including 1-4 family mortgage loans as well as home equity loans and lines of credit, which together equaled 93.8% of total loans.

                CASH, INVESTMENTS AND MORTGAGE-BACKED SECURITIES

                The balance of cash, investments and mortgage-backed securities ("MBS") increased nominally, from $23.8 million (31.6% of assets) as of March 31, 2004, to $24.1 million (30.6% of assets) as of June 30, 2004. The portfolio composition reflected little change over the quarter. The majority of the Bank's investment securities and MBS are classified as held-to-maturity ("HTM") ($14.9 million or 18.9% of assets) while the balance is classified as available for sale ("AFS") ($5.0 million or 6.4% of assets).

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 4

                                     Table 1
                            Lincoln Park Savings Bank
                              Recent Financial Data

                                                    At March 31, 2004                 At June 30, 2004
                                                -----------------------          -------------------------
                                                                 % of                               % of
                                                AMOUNT           ASSETS          AMOUNT           ASSETS
                                                ------           ------          ------           ------
                                                ($000)            (%)            ($000)             (%)
BALANCE SHEET DATA
------------------
  Assets                                        $75,347          100.00%         $78,743          100.00%
  Loans receivable (net)                         49,541           65.75%          52,307           66.43%
  Cash and cash equivalents                       3,980            5.28%           3,833            4.87%
  Term deposits                                     665            0.88%             372            0.47%
  Investment securities - AFS                     5,629            7.47%           5,024            6.38%
  Investment Securities - HTM                    13,560           18.00%          14,865           18.88%
  Deposits                                       57,044           75.71%          57,794           73.40%
  FHLB advances                                  12,347           16.39%          15,090           19.16%
  Retained earnings                               5,297            7.03%           5,346            6.79%

                                                     12 Months Ended                12 Months Ended
                                                      March 31, 2004                  June 30, 2004
                                                 -----------------------        --------------------------
                                                                % of Avg.                        % of Avg.
                                                 AMOUNT          ASSETS          AMOUNT           ASSETS
                                                 ------          ------          ------           ------
                                                 ($000)           (%)            ($000)             (%)
SUMMARY INCOME STATEMENT
------------------------
Interest Income                                 $ 3,365            4.80%         $ 3,456            4.76%
Interest Expense                                 (1,195)          -1.70%          (1,230)          -1.69%
                                                 ------            ----           ------            ----
  Net Interest Income                           $ 2,171            3.10%         $ 2,227            3.06%
Provision for Loan Losses                            (9)          -0.01%             (11)          -0.02%
                                                 ------            ----           ------            ----
  Net Interest Income after Provisions          $ 2,162            3.08%         $ 2,216            3.05%


Other Operating Income                              111            0.16%             114            0.16%
Operating Expense                                (1,557)          -2.22%          (1,579)          -2.17%
                                                 ------            ----           ------            ----
  Net Operating Income                          $   717            1.02%         $   751            1.03%


Net Non-Operating Income                             42            0.06%              44            0.06%
                                                 ------            ----           ------            ----
  Net Income Before Tax                         $   759            1.08%         $   795            1.09%
Income Taxes                                       (307)          -0.44%            (316)          -0.44%
                                                 ------            ----           ------            ----
 Net Income (Loss)                              $   452            0.64%         $   479            0.66%

Less:  Non-Recurring Income                         (42)          -0.06%             (44)          -0.06%
Tax Effect (1)                                       17            0.02%              18            0.02%
                                                 ------            ----           ------            ----
  Estimated Core Net Income                     $   427            0.61%         $   453            0.62%


(1) Reflects a 40% effective tax rate.

Source: Lincoln Park Savings Bank's audited and unaudited financial statements and RP Financial calculations.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 5



                FUNDING

                Total deposits increased by $750,000 to total $57.8 million, equal to 73.4% of total assets. As discussed in the Original Appraisal, the Bank has increasingly utilized borrowed funds, with borrowed funds consisting solely of FHLB advances, which increased to total $15.1 million, or 19.2% of total assets. The Bank typically utilizes borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities;
(3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Recent growth in borrowings was primarily attributable to management's efforts to lock in to what it perceived to be attractive rates on longer term funds.

                EQUITY

                Total equity increased over the quarter ended June 30, 2004, to equal $5.3 million, or 6.8% of total assets. In this regard, the change to the Bank's equity was largely attributable to the retention of earnings during the three month period as the change to accumulated comprehensive income was comparatively modest. Since asset growth outstripped the growth of equity, the capital ratio diminished. The Bank remains classified as "Well Capitalized" for regulatory capital purposes.

                INCOME AND EXPENSE TRENDS

                The Bank's trailing 12 month earnings increased slightly in the most recent period, from $452,000 for the 12 months ended March 31, 2004, to $479,000 for the 12 months ended June 30, 2004, with the increase driven by an expanding level of net interest income, which was partially offset by higher operating costs.

                NET INTEREST INCOME

                The Bank's net interest income increased slightly for the most recent trailing 12 month period in dollar terms, to equal $2.2 million. However, the ratio of net interest income to average assets which peaked in fiscal 2002 at 3.48% of average assets has continued to trend downward and equaled 3.06% for the twelve months ended June 30, 2004.

                The foregoing trends with regard to the reduction in the ratio of net interest income to average assets are the result of declining interest rate spreads; the dollar amount of net interest income has increased, notwithstanding the declining spreads, as it was more than offset by growth in interest-earning assets. Spread compression has been experienced by the Bank as a result of payoffs among the Bank's higher rate loans, rate modifications extended to existing borrowers to forestall refinancing with another lender and the limited ability to reduce deposit costs which are near zero in the current interest rate environment.

                LOAN LOSS PROVISIONS

                Provision for loan losses remains a limited factor in the Bank's operations, reflecting limited asset quality problems. For the twelve months ended June 30, 2004, loan loss provisions reported by the Bank equaled $11,000, or 0.02% of average assets.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 6



                NON-INTEREST INCOME

                Consistent with the Bank's adherence to a traditional thrift operating philosophy and resultant limited diversification, sources of non-interest operating income have been a somewhat modest contributor to the Bank's earnings. For the twelve months ended June 30, 2004, non-interest income totaled $114,000, or 0.16% of average assets.

                OPERATING EXPENSES

                Non-interest expense increased modestly for the twelve months ended June 30, 2004 (by $22,000), to total $1.579 million. However, the operating expense diminished modestly, from 2.22% of assets for the twelve months ended March 31, 2004, to 2.17% for the twelve months ended June 30, 2004.

                Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should largely offset the anticipated expense increase.

                NON-OPERATING INCOME/EXPENSE

                Non-operating income and expenses continued to have had a limited impact on earnings based on updated financial data for the Bank. For the twelve months ended June 30, 2004, non-operating income was comprised of gains on the sale of securities as well gains on called securities and totaled $44,000, equal to 0.06% of average assets.

                TAXES

                For the twelve months ended June 30, 2004, the Bank's effective tax rate equaled 39.8%, which approximated the rate reported for the twelve months ended March 31, 2004 and in fiscal 2003.


        2.      PEER GROUP FINANCIAL COMPARISONS

                Tables 2 and 3 present the most updated financial characteristics and operating results available for Bank, the Peer Group and all publicly-traded savings institutions. The Peer Group is comprised of the same ten publicly-traded companies operating within the mutual holding company structure as were employed in the Original Appraisal.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 7


                                                               Table 2
                                             Balance Sheet Composition and Growth Rates
                                                   Comparable Institution Analysis
                                                         As of June 30, 2004

                                                                         Balance Sheet as a Percent of Assets
                                           -----------------------------------------------------------------------------------------
                                              Cash &    MBS &                   Borrowed   Subd.   Net   Goodwill Tng Net    MEMO:
                                           Equivalents Invest  Loans  Deposits    Funds    Debt   Worth  & Intang  Worth  Pref.Stock
                                           ----------- ------  -----  --------    -----    ----   -----  --------  -----  ----------

LINCOLN PARK SAVINGS BANK
  June 30, 2004                               5.3%      25.3%  66.4%    73.4%     19.2%    0.0%    6.8%    0.0%     6.8%     0.0%


All Public Companies                          3.9%      24.0%  67.4%    66.4%     20.9%    0.7%   10.7%    0.8%     9.9%     0.0%
State of NJ                                   3.1%      38.0%  56.0%    66.8%     20.3%    0.5%   11.5%    0.1%    11.4%     0.0%
Comparable Group Average                      5.6%      30.8%  58.3%    76.2%     10.4%    0.5%   11.9%    0.6%    11.2%     0.0%
   Mid-Atlantic Companies                     4.4%      29.3%  60.5%    75.3%     12.3%    0.7%   10.7%    0.7%    10.0%     0.0%
   Midwest Companies                          8.9%      29.9%  57.1%    78.2%      5.8%    0.0%   14.4%    0.6%    13.8%     0.0%
   New England Companies                      6.8%      43.5%  45.1%    78.6%      5.9%    0.0%   14.8%    0.0%    14.8%     0.0%

COMPARABLE GROUP

MID-ATLANTIC COMPANIES
ALLB   Alliance Bank MHC of PA (20.0)         6.7%      33.6%  54.0%    74.0%     16.1%    0.0%    9.2%    0.0%     9.2%     0.0%
BCSB   BCSB Bankcorp MHC of MD (36.4)         2.2%      44.5%  48.9%    77.6%     13.2%    3.1%    5.4%    0.4%     5.0%     0.0%
GOV    Gouverneur Bcp MHC of NY(42.5)         2.9%      15.1%  75.9%    61.7%     18.4%    0.0%   18.2%    0.0%    18.2%     0.0%
GCBC   Green Co Bcrp MHC of NY (43.9)         7.5%      37.4%  52.3%    85.6%      3.5%    0.0%   10.5%    0.0%    10.5%     0.0%
ONFC   Oneida Fincl MHC of NY (42.4)          2.7%      39.4%  47.8%    71.7%     16.2%    0.0%   11.3%    3.1%     8.2%     0.0%
PBHC   Pathfinder BC MHC of NY (35.3)         4.8%      25.7%  61.7%    78.0%     12.1%    1.7%    7.0%    1.5%     5.5%     0.0%
ROME   Rome Bncp Inc MHC of NY (38.5)         4.0%       9.1%  82.8%    78.2%      6.9%    0.0%   13.4%    0.0%    13.4%     0.0%

MIDWEST COMPANIES
JXSB   Jcksnville Bcp MHC of IL(46.8)         2.3%      43.3%  48.3%    88.7%      2.4%    0.0%    7.2%    1.1%     6.1%     0.0%
WCFB   Wbstr Cty Fed MHC of IA (39.0)        15.5%      16.6%  65.9%    67.7%      9.3%    0.0%   21.5%    0.1%    21.4%     0.0%

NEW ENGLAND COMPANIES
WFD    Westfield Finl MHC of MA(46.5)         6.8%      43.5%  45.1%    78.6%      5.9%    0.0%   14.8%    0.0%    14.8%     0.0%

(continued)

                                                             Balance Sheet Annual Growth Rates                 Regulatory Capital
                                             -------------------------------------------------------------  ------------------------
                                                     MBS, Cash &                  Borrows.    Net  Tng Net
                                             Assets  Investments  Loans  Deposit  & Subdebt  Worth   Worth  Tangible  Core   Reg.Cap
                                             ------  -----------  -----  -------  ---------  -----   -----  --------  ----   -------

LINCOLN PARK SAVINGS BANK
  June 30, 2004                              16.35%     -6.01%    31.39%   5.43%   129.20%   7.76%   7.76%   6.81%    6.81%   12.69%


All Public Companies                         10.99%      2.06%    12.23%   8.09%    18.74%   2.42%   2.09%   9.46%    9.44%   16.86%
State of NJ                                  12.09%     10.56%    21.50%   5.60%    13.66%   1.11%   0.96%  11.91%   11.18%   25.01%
Comparable Group Average                      4.48%     -0.97%     4.94%   3.50%    22.56%  -2.97%  -3.39%  13.36%   12.01%   22.17%
   Mid-Atlantic Companies                     6.61%     -1.87%     8.34%   6.02%    15.07%  -2.29%  -2.79%  11.52%   11.08%   18.64%
   Midwest Companies                          0.21%      2.86%    -2.98%  -0.83%     0.00%  -3.47%  -3.85%  19.48%   13.06%   28.15%
   New England Companies                     -2.52%     -2.37%    -3.00%  -5.43%    90.00%  -6.70%  -6.70%  14.59%   14.59%   27.89%

COMPARABLE GROUP

MID-ATLANTIC COMPANIES
ALLB   Alliance Bank MHC of PA (20.0)        -0.47%    -12.36%     8.30%  -0.62%    -0.01%   0.01%   0.01%    N.M.    9.32%   16.89%
BCSB   BCSB Bankcorp MHC of MD (36.4)        17.23%     40.36%    -1.96%   6.31%     N.M.  -12.42% -13.07%   7.21%    7.21%   15.24%
GOV    Gouverneur Bcp MHC of NY(42.5)        10.36%    -34.53%    24.94%   6.31%    47.54%   1.66%   1.66%  17.70%   17.70%   32.02%
GCBC   Green Co Bcrp MHC of NY (43.9)        10.75%      8.36%    12.65%  11.77%    25.00%   2.41%   2.41%    N.M.     N.M.    N.M.
ONFC   Oneida Fincl MHC of NY (42.4)          0.35%     -4.77%     4.09%   2.13%    -2.13%  -3.02%  -6.59%   7.96%    7.96%   13.39%
PBHC   Pathfinder BC MHC of NY (35.3)         5.94%     23.65%    -1.94%  14.34%   -13.80%  -1.92%  -1.14%    N.M.     N.M.    N.M.
ROME   Rome Bncp Inc MHC of NY (38.5)         2.78%    -33.79%    12.32%   1.89%    33.84%  -2.78%  -2.78%  13.20%   13.20%   15.65%

MIDWEST COMPANIES
JXSB   Jcksnville Bcp MHC of IL(46.8)         1.78%     11.14%    -6.44%   0.67%      N.M.  -7.15%  -7.97%    N.M.    6.64%   13.35%
WCFB   Wbstr Cty Fed MHC of IA (39.0)        -1.36%     -5.42%     0.49%  -2.33%     0.00%   0.22%   0.26%  19.48%   19.48%   42.95%

NEW ENGLAND COMPANIES
WFD    Westfield Finl MHC of MA(46.5)        -2.52%     -2.37%    -3.00%  -5.43%    90.00%  -6.70%  -6.70%  14.59%   14.59%   27.89%

Source:  Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC.
          calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
September 10, 2004
Page 8

                                     Table 3
         Income as Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 2004

                                                                     Net Interest Income                         Other Income
                                                               -----------------------------------           -----------------------
                                                                                              Loss    NII
                                                       Net                                  Provis.  After     Loan     R.E.  Other
                                                      INCOME    INCOME   EXPENSE     NII    ON IEA  PROVIS.    FEES    OPER.  INCOME
                                                      ------    ------   -------     ---    ------  -------    ----    -----  ------
LINCOLN PARK SAVINGS BANK
-------------------------
  June 30, 2004                                        0.66%    4.76%     1.69%     3.06%    0.02%   3.05%    0.00%    0.00%   0.16%



All Public Companies                                   0.83%    5.05%     2.02%     3.04%    0.14%   2.89%    0.07%    0.00%   0.62%
State of NJ                                            0.83%    4.69%     1.86%     2.83%    0.04%   2.79%    0.07%    0.00%   0.27%
Comparable Group Average                               0.65%    5.00%     1.78%     3.22%    0.12%   3.11%    0.03%    0.00%   0.68%
   Mid-Atlantic Companies                              0.64%    5.08%     1.76%     3.33%    0.11%   3.21%    0.02%    0.00%   0.78%
   Midwest Companies                                   0.67%    5.09%     1.99%     3.09%    0.16%   2.93%    0.08%   -0.01%   0.48%
   New England Companies                               0.72%    4.24%     1.47%     2.77%    0.08%   2.69%    0.02%    0.00%   0.34%


COMPARABLE GROUP
----------------

MID-ATLANTIC COMPANIES
----------------------
ALLB Alliance Bank MHC of PA (20.0)                    0.63%    5.23%     2.09%     3.14%    0.10%   3.03%    0.01%    0.02%   0.32%
BCSB BCSB Bankcorp MHC of MD (36.4)                    0.09%    4.55%     2.30%     2.25%    0.07%   2.17%    0.03%   -0.01%   0.22%
GOV  Gouverneur Bcp MHC of NY(42.5)                    0.89%    5.65%     1.77%     3.89%    0.11%   3.78%    0.00%   -0.03%   0.41%
GCBC Green Co Bcrp MHC of NY (43.9)                    1.08%    4.92%     1.24%     3.67%    0.04%   3.63%    0.00%    0.00%   1.04%
ONFC Oneida Fincl MHC of NY (42.4)                     0.70%    4.67%     1.71%     2.96%    0.12%   2.84%    0.00%    0.00%   2.40%
PBHC Pathfinder BC MHC of NY (35.3)                    0.51%    5.05%     1.92%     3.13%    0.18%   2.95%    0.09%    0.01%   0.53%
ROME Rome Bncp Inc MHC of NY (38.5)                    0.58%    5.51%     1.27%     4.25%    0.15%   4.10%    0.00%    0.00%   0.53%

MIDWEST COMPANIES
-----------------
JXSB Jcksnville Bcp MHC of IL(46.8)                    0.26%    4.70%     1.93%     2.78%    0.32%   2.45%    0.15%    0.00%   0.62%
WCFB Wbstr Cty Fed MHC of IA (39.0)                    1.08%    5.47%     2.06%     3.41%    0.00%   3.41%    0.00%   -0.01%   0.35%

NEW ENGLAND COMPANIES
--------------------
WFD Westfield Finl MHC of MA(46.5)                     0.72%    4.24%     1.47%     2.77%    0.08%   2.69%    0.02%    0.00%   0.34%


PART II OF TABLE

                                               G&A/Other Exp.     Non-Op. Items       Yields, Costs, and Spreads
                                             -----------------    --------------    -----------------------------------
                                     Total                                                                        MEMO:      MEMO:
                                     Other    G&A      Goodwill   Net     Extrao.    Yield      Cost   Yld-Cost   Assets/  Effective
                                    Income   Expense    Amort.    Gains   Items    On Assets  of Funds  Spread   Fte Emp.  Tax Rate
                                    ------   -------    ------    -----   -----    ---------  --------  ------   --------  --------
LINCOLN PARK SAVINGS BANK
-----------------------
  June 30, 2004                      0.16%     2.17%     0.00%    0.06%      0.00%      4.91%    1.85%   3.06%    $4,500     39.78%



All Public Companies                 0.69%     2.48%     0.02%    0.15%      0.01%      5.28%    2.29%   2.99%    $5,261     34.05%
State of NJ                          0.34%     1.87%     0.02%    0.09%      0.00%      4.83%    2.11%   2.71%    $7,353     37.05%
Comparable Group Average             0.71%     2.91%     0.02%    0.05%      0.00%      5.26%    2.06%   3.20%    $3,560     27.05%
   Mid-Atlantic Companies            0.80%     3.13%     0.02%    0.04%      0.00%      5.37%    2.01%   3.36%    $3,427     24.22%
   Midwest Companies                 0.56%     2.48%     0.02%    0.06%      0.00%      5.29%    2.40%   2.89%    $3,142     36.18%
   New England Companies             0.36%     2.18%     0.00%    0.15%      0.00%      4.44%    1.75%   2.69%    $5,194     28.66%


COMPARABLE GROUP
---------------

MID-ATLANTIC COMPANIES
---------------------
ALLB                                0.35%     2.71%     0.00%    0.01%      0.00%      5.52%    2.33%   3.20%    $4,845      7.00%
BCSB                                0.24%     2.31%     0.01%    0.01%      0.00%      4.72%    2.53%   2.19%    $4,285      8.73%
GOV                                 0.39%     2.80%     0.00%    0.07%      0.00%      5.92%    2.23%   3.68%    $3,162     37.82%
GCBC                                1.04%     3.13%     0.00%    0.00%      0.00%      5.05%    1.41%   3.64%      N.M.     29.30%
ONFC                                2.40%     4.43%     0.03%    0.15%      0.00%      5.17%    1.96%   3.21%    $2,950     24.79%
PBHC                                0.63%     3.05%     0.08%    0.24%      0.00%      5.43%    2.11%   3.32%    $2,884     26.52%
ROME                                0.53%     3.51%     0.00%   -0.23%      0.00%      5.75%    1.50%   4.26%    $2,434     35.35%

MIDWEST COMPANIES
----------------
JXSB                               0.77%     2.90%     0.03%    0.12%      0.00%      5.00%    2.12%   2.88%    $2,253      36.91%
WCFB                               0.34%     2.06%     0.01%    0.00%      0.00%      5.58%    2.67%   2.91%    $4,031      35.44%

NEW ENGLAND COMPANIES
--------------------
WFD                               0.36%     2.18%     0.00%    0.15%      0.00%      4.44%     1.75%   2.69%    $5,194      28.66%




Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP(R) Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 9



                FINANCIAL CONDITION

                In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios examined in the Original Appraisal analysis. The Bank's asset composition continues to reflect a comparatively higher concentration of loans to assets, at 66.4% versus a 58.3% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Bank was lower than for the Peer Group (30.6% of assets versus 36.4% for the Peer Group). The ratio of deposits/assets remained relative comparable for the Bank in comparison to the Peer Group based on ratios of 73.4% and 76.2%, respectively, while the ratio of borrowings increased for the Bank in comparison to the Peer Group (19.2% versus 10.4% for the Peer Group on average).

                The Bank's capital continues to fall below the Peer Group average based on their respective ratios of 6.8% and 11.9%, respectively; however, with the addition of offering proceeds, the pro forma capital position will more closely approximate the Peer Group's ratio. The increased equity is anticipated to enhance the Bank's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Bank's return on equity ("ROE"), based on both reported and core earnings. Both the Bank's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Bank's cushion over capital requirements will be enhanced.

                The Bank continues to post higher annual asset growth than the Peer Group, at 16.35% and 4.48%, respectively. In this regard, balance sheet growth rates for the Bank are calculated on an annualized basis for the eighteen month period ended June 30, 2004, while growth rates for the Peer Group are for the twelve month period ended June 30, 2004. As discussed in the Original Appraisal, the Bank's comparatively faster growth is attributable primarily to retail loan growth as the Bank sought to increase the investment in 1-4 family mortgage loans, the majority of which were 15 and 30 year fixed rate loans. In contrast, many institutions including those in the Peer Group have been reluctant to invest in longer-term fixed rate loans due to interest rate risk considerations. The Bank's strategy in this regard is evidenced by data showing that the Bank's loan portfolio increased by 31.39% as compared to growth of 4.94% for the Peer Group over the same period. Comparatively, the Bank's cash and investments portfolio decreased by 6.01% over the most recent twelve month period as compared to a reduction of less than 1% for the Peer Group while over the same time period.

                Asset growth for the Bank was primarily funded with borrowings, which increased at a 129.20% compounded annual pace for the Bank versus 22.56% for the Peer Group while deposit growth was comparatively limited for both (5.43% for the Bank and 3.50% for the Peer Group). Equity growth rates for the Bank approximated 7.8% versus shrinkage of 3.0% for the Peer Group. The Peer Group's equity shrinkage, notwithstanding higher profitability, reflects their dividend and capital management strategies. On a post-offering basis, the Bank's capital growth rate should be diminished due to the increased equity level and relatively low market reinvestment rates.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 10



                INCOME AND EXPENSE TRENDS

                The Bank and the Peer Group reported profitability ratios of 0.66% and 0.65%, respectively, for the most recent 12 month period (see Table
3). Consistent with the characteristics noted in the Original Appraisal, the Bank's operations reflect a relatively favorable level of operating expense, the benefits of which are offset by a comparatively weaker ratio of net interest income and non-interest fee income.

                The Bank's ratio of net interest income to average assets diminished to 3.06% for the 12 months ended June 30, 2004, and thus, remains below the Peer Group average of 3.22%. The Bank's updated interest income and expenses continue to reflect its relatively low asset yields, the benefits of which are offset by a comparatively favorable cost of funds.

                Non-interest income equaled 0.16% of average assets for the Bank versus an average of 0.71% for the Peer Group. The Bank's relatively low earnings contribution realized from non-interest operating income is indicative of its traditional thrift operating strategy, in which diversification into areas that generate revenues from non-interest sources has been fairly limited.

                The updated operating expense ratios for the Bank and the Peer Group were 2.17% and 2.91%, respectively, and thus, the Bank's comparative advantage remains. The Bank operates with a lower operating expense ratio than the Peer Group, reflecting its emphasis on mortgage lending (which typically entails a lower cost structure than non-mortgage lending). In this regard, the Bank emphasizes 1-4 family mortgage lending which entails limited overhead costs. The low cost structure of the Bank's operations is further evidenced by data showing the number of employees maintained relative to asset size. Assets per full time equivalent employee equaled $4.5 million for the Bank, versus a comparable measure of $3.6 million for the Peer Group. On a post-offering basis, the Bank's operating expenses can be expected to increase with the stock benefit plans and cost of operating as a public company, but will be seeking to leverage its overhead and infrastructure through future balance sheet growth.

                Loan loss provisions for the Bank and the Peer Group were relatively modest, amounting to 0.02% and 0.12% of average assets for the Bank and the Peer Group, respectively, reflecting relatively strong asset quality and limited loan chargeoffs for both. However, the modestly higher level of loss provisions established by the Peer Group is consistent with its higher level of NPAs in comparison to the Bank's very low ratio.

                Net non-operating items were positive 0.06% of average assets for the Bank consisted primarily of gains on the sale of investments. The Peer Group reported net non-operating income equal to 0.05% of average assets, which was largely comprised of gains on the sale of loans and investments. Such gains are subject to volatility due to fluctuations in market and interest rate conditions, and, thus are not viewed as being a recurring source of income, and thus will be excluded from the calculation of the valuation earnings base.

                The Bank's effective tax rate of 39.78% remains above the Peer Group's average tax rate of 27.05% based on updated financial data.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 11



        3.      STOCK MARKET CONDITIONS

                Since the date of the Original Appraisal, the performance of the overall stock market has been mixed. Strong employment data for May combined with lower oil prices and favorable inflation data sustained the positive trend in the broader stock market through mid-June. Stocks traded in a narrow range through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

                An unexpected rise in weekly jobless claims and a pair of financial warnings in the tech sector pushed stocks lower at the start of the third quarter. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early September on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. On September 10, 2004, the DJIA closed at 10313.07 or 0.5% lower since the date of the Original Appraisal and the NASDAQ closed at 1894.31, a decrease of 4.8% from the same date. The Standard & Poors 500 Index closed at 1123.92 on September 10, 2004 a decrease of 0.7% from June 9, 2004.

                Stock market activity for thrift issues has also been mixed since the date of the Original Appraisal, but in general thrift stocks have paralleled trends in the broader stock market. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May 2004. However, thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual's 2004 earnings guidance pulled the broader thrift sector lower.

                Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in-line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 12



Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid- and late-August. The positive trend in thrift stocks continued through early September, as August employment data matched expectations. On September 10, 2004, the SNL Index for all publicly-traded thrifts closed at 1,498.2, an increase of 2.7% since the date of the Original Appraisal. The SNL MHC Index closed at 2,705.4 on September 10, 2004, an increase of 4.1% since the date of the Original Appraisal.

                The updated market prices and pricing ratios for the Peer Group and all publicly-traded thrifts reflect modest increases since the date of the Original Appraisal. The P/B and P/TB ratios on a fully converted basis have increased in a range of 3%. On a fully converted basis, the P/E of the Peer Group has declined by 5% but less than 1% on a core basis. On a reported basis, the Peer Group's earnings multiples have increased in a range of 2% to 4% while the P/B and P/TB ratios have increased by 5 (see Table 4).

                As set forth in the Original Appraisal, the "new issue" market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 13


                                                      Table 4
                                          Average Pricing Characteristics

                                                              At June 9,          At September 10,        Percent
                                                                 2004                   2004              Change
                                                                 ----                   ----              ------
Peer Group (Fully Converted Basis)
----------------------------------
Price/Earnings (x)                                               31.09x                 29.57x             (4.9)%
Price/Core Earnings (x)                                          34.80                  34.66              (0.4)
Price/Book (%)                                                   96.71%                 99.78%              3.2
Price/Tangible Book (%)                                         100.38                 103.75               3.4
Price/Assets (%)                                                 22.52                  22.43              (0.4)
Price/Share ($) (1)                                              ---                    ---                 1.9
Market Capitalization (1)                                        ---                    ---                 1.8

Peer Group (Reported Basis)
---------------------------
Price/Earnings (x)                                               35.18x                 35.73x              1.6%
Price/Core Earnings (x)                                          36.54                  37.82               3.5
Price/Book (%)                                                  209.29%                218.53               4.4
Price/Tangible Book (%)                                         223.02                 234.78               5.3
Price/Assets (%)                                                 26.23                  26.02              (0.8)

All Publicly-Traded Thrifts
---------------------------
Price/Earnings (x)                                               17.31x                 17.80x              2.8%
Price/Core Earnings (x)                                          19.32                  19.75               2.2
Price/Book (%)                                                  154.62%                160.85               4.0
Price/Tangible Book (%)                                         166.71                 175.25               5.1
Price/Assets (%)                                                 16.71                  17.14               2.6

Other
-----
SNL Thrift Index                                               1458.7                 1498.2                2.7%
SNL MHC Index                                                  2598.2                 2705.4                4.1%

(1) Reflects the median of the percentage change for the Peer Group companies.

                As shown in Table 5, one standard conversion offering and two MHC offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for our analysis. Both the MHC offerings closed within their respective valuation ranges, with First Federal Financial Services, Inc. closing between the minimum and the midpoint, and Monadnock Community Bancorp, Inc., closing at the midpoint of the offering range. On a fully-converted basis, the average closing pro forma price/tangible book ratios of the recent MHC offerings equaled 78.7%. On average, the prices of the recent MHC offerings reflected price appreciation of 11.3% after the first week of trading as Monadnock Community Bancorp, was trading at its IPO price, while First Federal Financial Services traded up by 22.5%.


Board of Directors and Board of Managers
September 10, 2004
Page 14


                                                              TABLE 5
                                           PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                                          RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)

------------------------------------------------------------------------------------------------------------------------------------
                Institutional Information                        Pre-Conversion Data        Offering Information      Contribution
                                                            Financial Info. Asset Quality                          Charitable Found
------------------------------------------------------------------------------------------------------------------------------------
                                    Conversion                      Equity   NPAs/  Res.  Gross      %   % of   Exp./        % of
Institution                 State    Date        Ticker     Assets  Assets  Assets  Cov.  Proc.  Offered  Mid. Proc.  Form Offering
-----------                 -----    ----        ------     ------  ------  ------  ----  -----  -------  ----------  -------------
                                                            ($Mil)    (%)    (%)    (%)  ($Mil.)    (%)   (%)   (%)           (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
--------------------
Third Century Bancorp         IN    6/30/04    TDCB-OTS BB  $  107   7.62%   0.47%  662% $   16.5   100%  132%  3.8%  NA      NA

                        AVERAGES - SECOND STEP CONVERSIONS: $  107   7.62%   0.47%  662% $   16.5   100%  132%  3.8%  N.A.    N.A.
                         MEDIANS - SECOND STEP CONVERSIONS: $  107   7.62%   0.47%  662% $   16.5   100%  132%  3.8%  N.A.    N.A.

SECOND STEP CONVERSIONS
-----------------------
DSA Financial Corporation     IN    7/30/04    DSFN-OTS BB  $   78  12.07%   0.71%   59% $    8.5    52%  108%  6.1%  N.A.    N.A.
Partners Trust
  Financial Group, Inc.*(7)   NY    7/15/04    PRTR-NASDAQ  $3,628  11.01%   0.59%  264% $  148.8    54%   85%  3.6%  N.A.    N.A.

                        AVERAGES - SECOND STEP CONVERSIONS: $1,853  11.54%   0.65%  162% $   78.6    53%   97%  4.9%  N.A.    N.A.
                         MEDIANS - SECOND STEP CONVERSIONS: $1,853  11.54%   0.65%  162% $   78.6    53%   97%  4.9%  N.A.    N.A.

MUTUAL HOLDING COMPANY CONVERSIONS
----------------------------------
First Federal Fiancial
  Services, Inc.              IL    6/29/04    FFFS-NASDAQ  $  123  15.62%   0.07%  471% $   17.6    45%   92%  3.9%  N.A.    N.A.
Monadnock Community
  Bncp, Inc.*(9)              NH    6/29/04    MNCK-OTC  BB $   45   5.64%   0.37%  207% $    3.4    45%  100% 14.8%  N.A.    N.A.

             AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS: $   84  10.63%   0.22%  339% $   10.5    45%   96%  9.3%  NA      NA
              MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS: $   84  10.63%   0.22%  339% $   10.5    45%   96%  9.3%  NA      NA


                                AVERAGES - ALL CONVERSIONS: $  796  10.39%   0.44%  333% $   39.0    59%  103%  6.4%  NA      NA
                                 MEDIANS - ALL CONVERSIONS: $  107  11.01%   0.47%  264% $   16.5    52%  100%  3.9%  NA      NA
------------------------------------------------------------------------------------------------------------------------------------

(continued)

------------------------------------------------------------------------------------------------------------------------------------
  Insider Purchases                           Pro Forma Data                              Post-IPO Pricing Trends
                                 Pricing Ratios(3)    Financial Charac.                       Closing Price:
Benefit Plans         Initial                                                    First           After            After
       Recog  Mgmt.&  Dividend          Core          Core         Core    IPO  Trading    %     First     %      First      %
 ESOP  Plans   Dirs.   Yield    P/TB    P/E    P/A    ROA   TE/A   ROE    Price   Day   Change  Week(4)  Change  Month(5)  Change
 ----  -----   -----   -----    ----    ---    ---    ---   ----   ---    -----   ---   ------  -------  ------  --------  ------
  (%)   (%)   (%)(2)     (%)     (%)    (x)    (%)    (%)    (%)    (%)    ($)    ($)     (%)     ($)      (%)      ($)     (%)
------------------------------------------------------------------------------------------------------------------------------------

 8.0%   4.0%    9.6%    0.00%   74.9%  39.1x  13.7%   0.4%  18.3%   1.9%  $10.00  $11.32  13.2%  $11.05    10.5%   $11.25   12.5%

 8.0%   4.0%    9.6%    0.00%   74.9%  39.1x  13.7%   0.4%  18.3%   1.9%  $10.00  $11.32  13.2%  $11.05    10.5%   $11.25   12.5%
 8.0%   4.0%    9.6%    0.00%   74.9%  39.1x  13.7%   0.4%  18.3%   1.9%  $10.00  $11.32  13.2%  $11.05    10.5%   $11.25   12.5%


 8.0%   4.0%    7.4%    4.00%  100.3   20.0x  19.3%   1.0%  19.2%   5.0%  $10.00  $ 9.80  -2.0%  $ 9.50    -5.0%   $ 9.30   -7.0%
 8.0%   4.0%    0.7%    2.50%  188.9   17.2x  12.7%   0.7%   6.7%  11.0%  $10.00  $ 9.99  -0.1%  $ 9.98    -0.2%   $ 9.81   -1.9%


 8.0%   4.0%    4.0%    3.25%  144.6%  18.6x  16.0%   0.9%  13.0%   8.0%  $10.00  $ 9.90  -1.1%  $ 9.74    -2.6%   $ 9.56   -4.4%
 8.0%   4.0%    4.0%    3.25%  144.6%  18.6x  16.0%   0.9%  13.0%   8.0%  $10.00  $ 9.90  -1.1%  $ 9.74    -2.6%   $ 9.56   -4.4%


 5.0%   4.0%    8.6%    2.40%   73.4%  23.7x  24.9%   1.2%  25.0%   4.8%  $10.00  $11.50  15.0%  $12.25    22.5%   $13.50   35.0%
 4.0%   4.0%   13.5%    0.00%   84.1% 458.9x  14.7%   0.0%  10.7%   0.0%  $ 8.00  $ 8.30   3.8%   $8.00     0.0%   $ 7.70   -3.8%


 4.5%   4.0%   11.0%    1.20%   78.7% 241.3x  19.8%   0.6%  17.9%   2.4%  $ 9.00  $ 9.90   9.4%  $10.13    11.3%   $10.60   15.6%
 4.5%   4.0%   11.0%    1.20%   78.7% 241.3x  19.8%   0.6%  17.9%   2.4%  $ 9.00  $ 9.90   9.4%  $10.13    11.3%   $10.60   15.6%


 6.6%   4.0%    7.9%    1.78%  104.3% 111.81x  7.1%   0.7%  16.0%   4.5%  $ 9.60  $10.18   6.0%  $10.16     5.6%   $10.31    7.0%
 8.0%   4.0%    8.6%    2.40%   84.1%   23.7x 14.7%   0.7%  18.3%   4.8%  $10.00  $ 9.99   3.8%  $ 9.98     0.0%   $ 9.81   -1.9%
------------------------------------------------------------------------------------------------------------------------------------
Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously completed acquisition of another financial institution.
(8)  Simultaneously converted to a commercial bank charter.
(9)  Former credit union.                                                                                         September 10, 2004
------------------------------------------------------------------------------------------------------------------------------------

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 15


                The one standard conversion offering, Third Century Bancorp of OH was completed at the supermaximum of the offering range, at a 74.9% pro forma P/TB, and its price increased by 10.5% after the first week of trading.


Valuation Approaches:  Fully Converted Basis
--------------------------------------------

                In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Bank's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits 2 and 3). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in the Bank's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value, described in the Original Appraisal have not changed; however, we did update the valuation bases to the June 30, 2004 period.

                In examining the valuation adjustments made relative to the Peer Group in the Original Appraisal, we concluded that no adjustment for financial condition were necessary, as the Bank's pro forma balance sheet based on updated financial data through June 30, 2004, reflected limited change from the Peer Group comparison contained in the Original Appraisal overall. Likewise, the valuation parameter for profitability, growth and viability of earnings, we considered that earnings have increased modestly but the Peer Group's profitability has also increased (from 0.61% of average assets in the Original Appraisal to 0.65% of average assets in this update appraisal) and thus, no adjustment is warranted for this valuation parameter.

                In terms of other valuation adjustments relative to the Peer Group, there was no new information that would lead us to a different conclusion other than that reached in our Original Appraisal. For example, there was no significant change in market area, dividend paying capacity, management or government regulation and regulatory reform.

                The general market for thrift stocks has moved modestly higher since the date of the Original Appraisal, as indicated by the increases recorded in the SNL Index for all publicly-traded thrifts and SNL MHC Index for all publicly-traded MHCs. Specifically, the pricing ratios for all publicly traded thrifts increased in a range of 2% to 5% while the SNL Thrift Index and the SNL MHC index increased by 3% and 4%, respectively. On a reported basis, the book value based pricing measures increased in a range of 4% to 5% while the book value based pricing measures increased by approximately 3% on a fully converted basis. Importantly, the earnings based pricing measures diminished on a fully converted basis, partially as a result of the Peer Group's improved earnings position.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 16


                                                                            Valuation Adjustment
                                                                            --------------------
Key Valuation Parameters:                                   Original Appraisal            Updated Appraisal
------------------------                                    ------------------            -----------------
Financial Condition                                         No Adjustment                 No Adjustment
Profitability, Growth and Viability of Earnings             No Adjustment                 No Adjustment
Asset Growth                                                No Adjustment                 No Adjustment
Primary Market Area                                         Slight Upward                 Slight Upward
Dividends                                                   Slight Downward               Slight Downward
Liquidity of the Shares                                     Moderate Downward             Mod. Downward
Marketing of the Issue                                      No Adjustment                 No Adjustment
Management                                                  No Adjustment                 No Adjustment
Effect of Government Regulations and
  Regulatory Reform                                         No Adjustment                 No Adjustment


                Based on the application of the three valuation approaches, incorporating the relative peer group valuation adjustments above, and primarily in consideration of the increase in the Peer Group's pricing ratios, RP Financial concluded that as of September 10, 2004, the pro forma market value of the Bank's full conversion offering equaled $12,250,000 at the midpoint, equal to 1,225,000 shares at $10.00 per share. The valuation reflects an approximate 14.0% increase relative to the midpoint pro forma value established in the Original Appraisal.

        1. P/E APPROACH. The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings equaled $479,000 for the 12 months ended June 30, 2004. In deriving the Bank's core earnings, the only adjustment made to reported earnings was to eliminate a non-recurring income on gains on the sale of investments and called securities equal to $44,000. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.94% for the gains eliminated, the Bank's core earnings were determined to equal $453,000 for the 12 months ended June 30, 2004.

                                                                    Amount
                                                                    ------
                                                                    ($000)

        Net income                                                   $479
        Adjustment for non-recurring items(1)                         (26)
                                                                     ----
        Core earnings estimate                                       $453


        (1)  Non-recurring expense of $44,000, tax effected at 39.94%.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 17



                Based on the Bank's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma reported and core P/E multiples (fully-converted basis) at the $12.25 million midpoint value equaled 22.78 times and 23.94 times, respectively, indicating a discount of 23.0% relative to the Peer Group's average reported P/E multiple (fully-converted basis) of 29.57 times and the Core P/E multiple of
23.94 times was discounted by 30.9% (see Table 6, excludes P/E ratios over 50 times). By comparison, the Bank's value at the midpoint in the Original Appraisal indicated discounts of 23.8% and 28.0% relative to the Peer Group's average reported and core P/E multiples (fully-converted basis), respectively. The implied discounts or premiums reflected in the Bank's pro forma P/E multiples take into consideration the Bank's pro forma P/B and P/A ratios.

                On an MHC basis, the Bank's pro forma P/E multiples based on reported and core earnings equaled 24.31 and 25.63 times at the midpoint, respectively (see Table 7, excludes P/E ratios over 50 times). At the supermaximum of the range, the Bank's reported and core earnings multiples based on the minority stock offering equaled 31.54 and 33.23 times, respectively. In comparison, the Peer Group average multiples on an MHC basis based on reported and core earnings equaled 35.73 and 37.82 times, respectively (excluding P/E ratios over 50 times).

        2. P/B APPROACH. The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Bank's pro forma book value (fully-converted basis). Based on the $12.25 million midpoint valuation (fully converted basis), the Bank's updated pro forma P/B and P/TB ratios equaled 77.62%. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 99.78% and 103.75%, the Bank's ratios reflected a discount of 22.2% on a P/B basis and a discount of 25.2% on a P/TB basis. By comparison, the Bank's ratios reflected a discount of 23.6% on a P/B basis and a discount of 26.4% on a P/TB basis at the midpoint of the of the valuation range on a fully converted basis in the Original Appraisal (based on the Peer Group averages).

                On an MHC basis, the Bank's pro forma P/B and P/TB ratios both equaled 123.37% at the midpoint, which reflects a discount from the Peer Group average on an MHC basis of 44.5% to 47.9%, respectively. At the supermaximum of the range, the Bank's P/B and P/TB ratios equaled 140.07%, which reflects a 35.9% and 40.3% discount relative to the Peer Group average P/B and P/TB ratios.

                A detailed comparison of these P/B ratios relative to the Peer Group, on both a fully-converted basis and an MHC basis, appears below.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 18


                                                                  Price/Book          Price/Tangible
                                                                     Value              Book Value
                                                                     -----              ----------
I.   FULLY CONVERTED BASIS (SEE TABLE 6)
      Lincoln Park SB Updated Midpoint -                             77.62%                77.62%

      Peer Group (At 9/10/04)
        Average                                                      99.78%               103.75%
        Median                                                       96.81%               103.57%

     Lincoln Park SB Midpoint Discount Relative to Peer Group
     UPDATED APPRAISAL AS OF SEPTEMBER 10, 2004
        Peer Group Average                                           22.21%                25.19%
        Peer Group Median                                            19.82%                25.06%


     ORIGINAL APPRAISAL AS OF JUNE 9, 2004
        Peer Group Average                                           23.57%                26.36%
        Peer Group Median                                            21.44%                26.05%


II. MHC BASIS (SEE TABLE 7)

     Lincoln Park SB Updated Midpoint                               123.37%               123.37%
     Lincoln Park SB Updated Supermaximum                           140.07%               140.07%

     Peer Group (At 9/10/04)
        Average                                                     218.53%               234.78%
        Median                                                      205.56%               229.29%

     Lincoln Park SB Midpoint Discount Relative to Peer Group
     UPDATED APPRAISAL AS OF SEPTEMBER 10, 2004
        Peer Group Average                                           43.55%                47.45%
        Peer Group Median                                            39.98%                46.19%

     ORIGINAL APPRAISAL AS OF JUNE 9, 2004
        Peer Group Average                                           44.52%                47.94%
        Peer Group Median                                            38.19%                46.11%

     Lincoln Park SB Supermaximum Discount Relative to
     UPDATED APPRAISAL AS OF SEPTEMBER 10, 2004
        Peer Group Average                                           35.90%                40.34%
        Peer Group Median                                            31.86%                38.91%

     ORIGINAL APPRAISAL AS OF JUNE 9, 2004
       Peer Group Average                                            36.49%                40.40%
       Peer Group Median                                             29.25%                38.31%

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 19



        3. P/A APPROACH. The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. Moreover, any withdrawal of deposits will result in a further increase in the post-offering P/A ratio. At the midpoint of the updated valuation range, the Bank's value equaled 13.72% of pro forma fully converted assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 22.43 which implies a discount of 39% to the Bank's pro forma P/A ratio (fully-converted basis), as compared to a discount of 44% indicated at the midpoint in the Original Appraisal. On an MHC basis, the Peer Group companies exhibited an average P/A ratio of 26.02%, which provides for a discount of 44% to the Bank's pro forma P/A ratio of 14.68% (the discount was 48% in the Original Appraisal).


Valuation Conclusion
--------------------

                Based on the foregoing, it is our opinion that, as of September 10, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $12,250,000 at the midpoint, equal to 1,225,000 shares offered at a per share value of $10.00. The updated valuation reflects an approximate 14% increase relative to the fully converted midpoint valuation established in the Original Appraisal.

                Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $10.4 million and a maximum value of $14.1 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,041,250 at the minimum and 1,408,750 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $16.2 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,620,062.

BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 20



                The Board of Directors has established a public offering range such that the public ownership of the Bank will constitute a 46.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $4.8 million at the minimum, $5.6 million at the midpoint, $6.5 million at the maximum and $7.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 6 and are detailed in Exhibit 2 and Exhibit 3; the pro forma valuation calculations relative to the Peer Group based on MHC financials are shown in Table 7 and are detailed in Exhibits 4 and 5.


                                          Respectfully submitted,

                                          /s/ William E. Pommerening

                                          William E. Pommerening
                                          Chief Executive Officer and Managing
                                          Director



                                          /s/ James P. Hennessey

                                          James P. Hennessey
                                          Senior Vice President


                                                               Table 6
                                  MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                                            Lincoln Park Savings Bank and the Comparables
                                                      As of September 10, 2004

                                            Fully Converted
                                             Implied Value          Per Share(8)
                                            ----------------  ------------------------
                                                                                                    Pricing Ratios(3)
                                            Price/    Market  Core 12 Mo.   Book Value  ---------------------------------------
Financial Institution                       Share(1)  Value     EPS(2)         Share     P/E      P/B    P/A    P/TB    P/Core
---------------------                       --------  -----     ------         -----     ---      ---    ---    ----    ------
                                              ($)    ($Mil)      ($)            ($)      (x)      (%)    (%)     (%)      (x)

LINCOLN SAVINGS BANK
  Superrange                                 $10.00   $16.20    $0.33         $11.84    29.11   84.47   17.48   84.47   30.53
  Maximum                                    $10.00   $14.09    $0.37         $12.32    25.78   81.14   15.50   81.14   27.07
  Midpoint                                   $10.00   $12.25    $0.42         $12.88    22.78   77.62   13.72   77.62   23.94
  Minimum                                    $10.00   $10.41    $0.48         $13.64    19.69   73.32   11.87   73.32   20.71

ALL PUBLIC COMPANIES(7)
  Averages                                    22.35   475.05     1.02          14.19    17.80  160.85   17.14  175.25   19.75
  Medians                                       ---      ---      ---            ---    16.55  150.46   15.23  164.15   18.09


PUBLICLY-TRADED MHC INSTITUTIONS,
  FULL CONVERSION BASIS
  Averages                                   $19.78   $85.10    $0.60         $19.65    29.57x  99.78   22.43  103.75   34.66x
  Medians                                        --       --       --             --    31.74x  96.81   21.89  103.57   33.02x


PUBLICLY-TRADED MHC INSTITUTIONS,
  FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        30.05   110.07     0.91          32.26    32.66   93.15   23.62   93.15   33.02
BCSB    BCSB Bankcorp MHC of MD (36.4)        15.26    90.02     0.19          15.19     N.M.  100.46   11.26  103.60    N.M.
GOV     Gouverneur Bcp MHC of NY(42.5)        13.25    30.25     0.42          14.37    30.81   92.21   26.77   92.21   31.55
GCBC    Green Co Bcrp MHC of NY (43.9)        30.94    63.55     1.58          29.44    19.58  105.10   20.16  105.10   19.58
JXSB    Jcksnville Bcp MHC of IL(46.8)        15.82    30.88     0.33          17.10    37.67   92.51   11.03  101.80   49.44
ONFC    Oneida Fincl MHC of NY (42.4)         11.00    82.37     0.40          11.97    23.91   91.90   17.47  107.95   27.50
PBHC    Pathfinder BC MHC of NY (35.3)        16.07    39.34     0.52          17.55    22.63   91.57   12.22  102.49   30.90
ROME    Rome Bncp Inc MHC of NY (38.5)        29.00   122.76     0.62          23.74     N.M.  122.16   37.17  122.16   46.77
WCFB    Wbstr Cty Fed MHC of IA (39.0)        13.50    50.92     0.38          13.07    35.53  103.29   38.73  103.53   35.53
WFD     Westfield Finl MHC of MA(46.5)        22.95   230.81     0.61          21.76    33.75  105.47   25.88  105.47   37.62

(continued)

                                                    Dividends(4)                 Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                 Reported       Core
                                             Amount/         Payout    Total   Equity  NPAs/   -------------------------
Financial Institution                        Share    Yield  Ratio(5)  Assets  Assets  Assets  ROA    ROE    ROA    ROE
---------------------                        -----    -----  --------  ------  ------  ------  ---    ---    ---    ---
                                              ($)      (%)      (%)    ($Mil)    (%)    (%)    (%)    (%)    (%)    (%)

LINCOLN SAVINGS BANK
  Superrange                                 $0.00    0.00%    0.00%     $93   20.69    0.10   0.60   2.90   0.57   2.77
  Maximum                                    $0.00    0.00%    0.00%     $91   19.11    0.10   0.60   3.15   0.57   3.00
  Midpoint                                   $0.00    0.00%    0.00%     $89   17.68    0.10   0.60   3.41   0.57   3.24
  Minimum                                    $0.00    0.00%    0.00%     $88   16.19    0.10   0.60   3.72   0.57   3.54

ALL PUBLIC COMPANIES(7)
  Averages                                    0.47    2.17    35.89    2,968   10.74    0.55   0.82   8.71   0.71   7.21
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---


PUBLICLY-TRADED MHC INSTITUTIONS,
  FULL CONVERSION BASIS
  Averages                                    0.47    2.58    55.05      412   22.15    0.70   0.70   3.09   0.67   2.87
  Medians                                       --      --       --       --      --      --     --     --     --     --


PUBLICLY-TRADED MHC INSTITUTIONS,
  FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        0.36    1.20    39.56      466   25.36    1.42   0.73   2.85   0.72   2.82
BCSB    BCSB Bankcorp MHC of MD (36.4)        0.50    3.28       NM      799   11.21    0.17   0.16   1.26   0.15   1.20
GOV     Gouverneur Bcp MHC of NY(42.5)        0.26    1.96    61.90      113   29.04    0.86   0.91   3.00   0.88   2.94
GCBC    Green Co Bcrp MHC of NY (43.9)        0.84    2.71    53.16      315   19.18      NA   1.08   5.40   1.08   5.40
JXSB    Jcksnville Bcp MHC of IL(46.8)        0.30    1.90       NM      280   11.92    1.05   0.30   2.45   0.23   1.88
ONFC    Oneida Fincl MHC of NY (42.4)         0.38    3.45       NM      472   19.01    0.17   0.73   3.79   0.64   3.29
PBHC    Pathfinder BC MHC of NY (35.3)        0.40    2.49       NM      322   13.35    1.11   0.56   4.00   0.41   2.93
ROME    Rome Bncp Inc MHC of NY (38.5)        0.60    2.07       NM      330   30.43    0.52   0.69   2.22   0.80   2.60
WCFB    Wbstr Cty Fed MHC of IA (39.0)        0.68    5.04       NM      131   37.49      NA   1.08   2.91   1.08   2.91
WFD     Westfield Finl MHC of MA(46.5)        0.40    1.74    65.57      892   24.54    0.33   0.76   3.03   0.68   2.72

(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core
    Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4) Indicated 12 month dividend, based on last quarterly dividend declared.
(5) Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP(R) Financial, LC.


BOARD OF DIRECTORS AND BOARD OF MANAGERS
SEPTEMBER 10, 2004
PAGE 22


                                                               Table 7
                                                        Public Market Pricing
                                                      Lincoln Park Savings Bank
                                                      As of September 10, 2004
                                            MHC Pricing - 46.00% Minority Stock Issuance



                                        Fully Converted
                                         Implied Value               Per Share
                                      ---------------------  --------------------------            Pricing Ratios(3)
                                         Price/    Market    Core 12 Mo.   Book Value/ -----------------------------------------
Financial Institution                   Share(1)   Value        Eps(2)        Share      P/e     P/b     P/a     P/tb   P/core
---------------------                   --------   -----        ------        -----      ---     ---     ---     ----   ------
                                           ($)     ($Mil)         ($)          ($)       (x)     (%)     (%)      (%)    (x)
Lincoln Park Savings Bank
-------------------------
  Superrange                             $10.00    $16.20       $0.30         $7.14     31.54   140.07  19.05   140.07  33.23
  Maximum                                $10.00    $14.09       $0.34         $7.59     27.71   131.77  16.73   131.77  29.20
  Midpoint                               $10.00    $12.25       $0.39         $8.11     24.31   123.37  14.68   123.37  25.63
  Minimum                                $10.00    $10.41       $0.45         $8.80     20.85   113.58  12.60   113.58  21.99

All Public Companies(7)
-----------------------
  Averages                               22.35     475.05        1.02         14.19     17.80   160.85  17.14   175.25  19.75
  Medians                                    --        --          --            --     16.55   150.46  15.23   164.15  18.09

Comparable Group Averages
-------------------------
  Averages                               $19.78    $33.65       $0.48         $9.03     35.73x  218.53  26.02   234.78  37.82x
  Medians                                    --        --          --            --     38.53x  205.56  24.68   229.29  38.26x



Comparable Group
----------------
ALLB   Alliance Bank MHC of PA (20.0)     30.05     20.67        0.69         10.18     42.93   295.19  27.02   295.19  43.55
BCSB   BCSB Bankcorp MHC of MD (36.4)     15.26     32.72        0.10          6.84      N.M.   223.10  12.00   239.18   N.M.
GOV    Gouverneur Bcp MHC of NY(42.5)     13.25     12.87        0.35          7.82     36.81   169.44  30.86   169.44  37.86
GCBC   Green Co Bcrp MHC of NY (43.9)     30.94     27.91        1.42         14.52     21.79   213.09  22.33   213.09  21.79
JXSB   Jcksnville Bcp MHC of IL(46.8)     15.82     14.44        0.25          9.86     45.20   160.45  11.62   190.60   N.M.
ONFC   Oneida Fincl MHC of NY (42.4)      11.00     34.96        0.34          6.52     27.50   168.71  19.12   232.07  32.35
PBHC   Pathfinder BC MHC of NY (35.3)     16.07     13.90        0.42          8.61     26.34   186.64  13.12   238.43  38.26
ROME   Rome Bncp Inc MHC of NY (38.5)     29.00     47.27        0.45          8.40      N.M.   345.24  46.27   345.24   N.M.
WCFB   Wbstr Cty Fed MHC of IA (39.0)     13.50     19.87        0.30          5.99     45.00   225.38  48.60   226.51  45.00
WFD    Westfield Finl MHC of MA(46.5)     22.95    111.93        0.50         11.59     40.26   198.02  29.24   198.02  45.90

(CONTINUED)

                                               Dividends(4)                       Financial Characteristics(6)
                                        -------------------------   ------------------------------------------------------

                                                                                                 Reported         Core
                                         Amount/          Payout    Total   Equity/  NPAs/   --------------  -------------- Offering
Financial Institution                     Share   Yield  Ratio(5)   Assets  Assets   Assets    ROA     ROE     ROA     ROE    Size
---------------------                     -----   -----  --------   ------  ------   ------    ---     ---     ---     ---    ----
                                           ($)     (%)     (%)      ($Mil)    (%)     (%)      (%)     (%)     (%)     (%)   ($Mil)
Lincoln Park Savings Bank
-------------------------
  Superrange                              $0.00   0.00%   0.00%       $85    13.60    0.11    0.60    4.44    0.57    4.22     7.45
  Maximum                                 $0.00   0.00%   0.00%       $84    12.70    0.11    0.60    4.76    0.57    4.51     6.48
  Midpoint                                $0.00   0.00%   0.00%       $83    11.90    0.11    0.60    5.08    0.57    4.81     5.64
  Minimum                                 $0.00   0.00%   0.00%       $83    11.09    0.11    0.60    5.45    0.57    5.16     4.79

All Public Companies(7)
-----------------------
  Averages                                 0.47   2.17   35.89      2,968    10.74    0.55    0.82    8.71    0.71    7.21
  Medians                                    --     --      --         --       --      --      --      --      --      --

Comparable Group Averages
-------------------------
  Averages                                 0.47   2.58   22.67        367    11.85    0.70    0.65    5.30    0.62    4.91
  Medians                                    --     --      --         --       --      --      --      --      --      --



Comparable Group
----------------
ALLB   Alliance Bank MHC of PA (20.0)      0.36   1.20   10.43        383     9.15    1.42    0.63    6.84    0.63    6.74
BCSB   BCSB Bankcorp MHC of MD (36.4)      0.50   3.28      NM        750     5.38    0.17    0.09    1.47    0.09    1.33
GOV    Gouverneur Bcp MHC of NY(42.5)      0.26   1.96   31.60         98    18.21    0.86    0.88    4.64    0.85    4.51
GCBC   Green Co Bcrp MHC of NY (43.9)      0.84   2.71   25.98        285    10.48      NA    1.08    9.89    1.08    9.89
JXSB   Jcksnville Bcp MHC of IL(46.8)      0.30   1.90      NM        266     7.24    1.05    0.26    3.38    0.18    2.42
ONFC   Oneida Fincl MHC of NY (42.4)       0.38   3.45      NM        431    11.33    0.17    0.70    5.98    0.59    5.08
PBHC   Pathfinder BC MHC of NY (35.3)      0.40   2.49      NM        300     7.03    1.11    0.51    6.92    0.35    4.76
ROME   Rome Bncp Inc MHC of NY (38.5)      0.60   2.07      NM        265    13.40    0.52    0.58    4.22    0.73    5.28
WCFB   Wbstr Cty Fed MHC of IA (39.0)      0.68   5.04      NM        105    21.56      NA    1.07    5.00    1.07    5.00
WFD    Westfield Finl MHC of MA(46.5)      0.40   1.74      NM        789    14.76    0.33    0.72    4.65    0.63    4.08



(1)  Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2)  EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3)  P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to Core
     Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source:Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2003 by RP(R) Financial, LC.
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